Exhibit 11

                    Computation of Earnings Per Common Share
           (Dollars and shares in thousands except per share amounts)

                                                                                         FIRST QUARTER
                                                                                      Thirteen Weeks Ended
                                                                                    March 29,       March 30,
                                                                                      1997            1996
Primary Earnings (Loss) per Common Share
     Net earnings (loss) applicable to common stock
         Net earnings (loss)                                                        $ (1,978)       (4,375)
         ESOP dividend requirements
              Preferred stock dividends declared                                        (570)         (592)
              Tax benefit on dividends - unallocated shares                               71            96
                                                                                    --------      --------
         Net earnings (loss) applicable to common stock                             $ (2,477)       (4,871)
                                                                                    --------      --------

     Weighted average number of common shares and equivalents outstanding
         Weighted average number of common shares outstanding                         14,805        14,757
         Common stock equivalents:
              Stock options, assuming exercised at average market price                  --*           --*
                                                                                    --------      --------
         Weighted average number of common shares and equivalents outstanding         14,805        14,757
                                                                                    --------      --------

     Primary Earnings (Loss) per Common Share                                       $  (0.17)        (0.33)
                                                                                    ========      ========



Fully Diluted Earnings (Loss) per Common Share

     Net earnings (loss) applicable to common stock
         Net earnings (loss)                                                        $   --            --
         Incremental cash contribution to the ESOP assuming conversion
              of preferred stock to common                                              --            --
         Tax benefit on the incremental cash contribution                               --            --
                                                                                    --------      --------
         Net earnings (loss) applicable to common stock                             $   --            --
                                                                                    --------      --------

     Weighted average number of common shares and equivalents outstanding
         Weighted average number of common shares outstanding                           --            --
         Common stock equivalents:
              Stock options, assuming exercised at greater of ending or average
                market price                                                            --            --
              Series B ESOP preferred stock                                             --            --
                                                                                    --------      --------
         Weighted average number of common shares and equivalents outstanding           --            --
                                                                                    --------      --------

     Fully Diluted Earnings (Loss) per Common Share                                 $ (0.17)**      (0.33)**
                                                                                    ========      ========

   * Not applicable because it would result in an antidilutive calculation. ** Fully diluted calculation is not presented because it is antidilutive.

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